RBC FUNDS TRUST (THE “TRUST”)

U.S. GOVERNMENT MONEY MARKET FUND

(INSTITUTIONAL CLASS 1 SHARES)

AMENDED AND RESTATED SHAREHOLDER SERVICING PLAN

WHEREAS, the Trust, a Delaware statutory trust, is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Trust is authorized (i) to issue shares in separate series, with the shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) to divide the shares within each such series into two or more classes;

WHEREAS, the Trust has adopted a Shareholder Servicing Plan (the “Plan”), and has adopted a related form of Shareholder Servicing Agreement (the “Agreement”), with respect to Institutional Class 1 shares (the “Shares”) of the U.S. Government Money Market Fund (the “Fund”) for certain service organizations that wish to act as agent of their customers (each, an “Agent”);

WHEREAS, the Board of Trustees as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any Agreement and any agreements relating thereto (the “Qualified Trustees”), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and in keeping with the requirements of Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan and the Agreement will benefit the Shares of the Fund and its shareholders, have accordingly approved this Plan and the Agreement on behalf of the Fund by votes cast in person at a meeting called for the purpose of voting on this Plan and the Agreement and any agreements related thereto; and

WHEREAS, the Trust wishes to amend and restate the Shareholder Servicing Plan in order to make certain changes to the Plan that are designed to better align the services and payments made under the Plan and Agreement with current processes under which RBC Global Asset Management (U.S.) Inc., the investment adviser of the Fund (“RBC GAM US”), will enter into arrangements with, and provide payments to, Agents under the Plan, on behalf of the Fund, and to make certain other non-material changes.

NOW, THEREFORE, the Trust hereby adopts this Plan on the following terms and conditions:

1.        SHAREHOLDER SERVICING ACTIVITIES. Subject to the supervision of the Board of Trustees, the Trust, or RBC GAM US on behalf of the Trust, may engage, directly or indirectly, in financing any activities relating to shareholder account administrative and servicing functions, including without limitation making payments to Agents for one or more of the following activities: (a) answering inquiries regarding account status and history, the manner in which purchases and redemptions of the Shares may be effected, and certain other matters pertaining to the Trust; (b) assisting in designating and changing dividend options, account designations and addresses; (c) providing necessary personnel and facilities to establish and maintain certain shareholder accounts and records, as requested from time to time by the Trust; (d) assisting in processing purchase and redemption transactions; (e) arranging for the wiring of funds; (f) transmitting and receiving funds in connection with orders to purchase or redeem Shares; (g) verifying and guaranteeing signatures in connection with redemption orders, transfers among and changes in designated accounts; (h) providing periodic statements showing account balances and, to the extent practicable, integration of such information with other client transactions otherwise effected with or through the Agent; (i) furnishing (either separately or on an integrated basis with other reports sent by the Agent) monthly and annual statements and confirmations of all purchases and redemptions of Shares in an account; (j) transmitting proxy statements, annual reports, prospectuses and other communications from the Trust; (k) receiving, tabulating and transmitting to the Trust proxies executed with respect to special meetings of shareholders of the Trust; (l) assisting in responding to regulatory inquiries regarding customers and the Fund; and (m) providing such other related services as the Trust or customers of the Agent may reasonably request.

The Trust, or RBC GAM US on behalf of the Trust, is authorized to engage in the activities listed above either directly or through the Agents with which the Trust, or RBC GAM US on behalf of the Trust, has entered into agreements pursuant to the Plan.

2.        MAXIMUM EXPENDITURES. The expenditures to be made by the Fund pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined from time to time by the Trustees, but in no event may such expenditures exceed an annual rate of 0.05% of the average daily value of net assets represented by such Shares. The Shares of the Fund shall reimburse compensate an Agent (or pay to RBC GAM US, which RBC GAM US will use to reimburse or compensate an Agent) for its efforts and expenses incurred in connection with servicing shareholder accounts, as provided in the Agreement (or other similar agreements) all of which may be designated as a “service fee,” as defined in rules and policy statements of the Financial Industry Regulatory Authority ( (“FINRA”)).

3.        PAYMENTS. Pursuant to this Plan, the Trust will make periodic payments to Agents or RBC GAM US, which RBC GAM US will further pay to each Agent for the services provided by the Agent, at the annual rate provided for in the Agreement (or other similar agreement) with respect to the Shares of the Fund, but in no event in an amount that exceeds an annual rate of 0.05% of the average daily value of net assets represented by such Shares. The servicing expenses of Institutional Class 1 Shares will be borne solely by that class and the Fund will not use fees charged to Institutional Class 1 Shares to support the servicing relating to any other class within the Fund or any other Fund.

4.        TERM AND TERMINATION.

(a)        Fund. This Plan shall become effective with respect to the Shares of the Fund as of the later of (i) the date on which an amendment to the Registration Statement on Form N-1A with respect to the Shares becomes effective under the Securities Act of 1933, as amended; (ii) the date on which the Fund commences offering the Shares to the public; or (iii) such later date as the appropriate officers of the Trust shall determine; and shall continue in effect with respect to the Shares (subject to Section 4(c) hereof) and shall continue in effect provided the continuation of this Plan shall have been approved annually with respect to the Shares in accordance with the provisions of Section 4(b) hereof.

(b)        Continuation. This Plan shall continue in effect with respect to the Fund subsequent to the initial term specified in Section 4(a) for so long as such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

(c)        Termination.

           (i)        This Plan may be terminated at any time with respect to the Trust by vote of a majority of the Qualified Trustees, or by vote of a majority of the outstanding voting Shares of the Fund. For purposes of this Plan, the term “vote of a majority of the outstanding voting Shares” of the Fund shall mean the vote of the lesser of (A) 67 percent or more of the outstanding voting Shares present at such meeting, if the holders of more than 50 percent of the outstanding voting Shares of such class are present and represented by proxy; or (B) more than 50 percent of the Shares.

           (ii)        The Agreements may be terminated at any time, without penalty, with respect the Shares of the Fund, by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting Shares of the Fund on sixty days’ written notice to the Agent.

5.        AMENDMENTS. This Plan may be amended with respect to the Shares of the Fund by vote of a majority of the Qualified Trustees or the outstanding voting of such a class of Shares of the Fund.

6.        INDEPENDENT TRUSTEES. While this Plan is in effect with respect to the Fund, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

7.        QUARTERLY REPORTS. The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

8.        RECORDKEEPING. The Trust shall preserve copies of this Plan, the Agreement and any related agreements and all reports made pursuant to Section 7 hereof, for a period of not less than six years from the date of this Plan and the Agreement, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

Dated: June 8, 2023

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